Exhibit 10.2
Summary of Fiscal 2007 Annual Compensation for the Non-Employee Members of the
Board of Directors of Lennox International Inc.
     On December 8, 2006, the Board of Directors of Lennox International Inc. (the “Company”), upon recommendation of the Company’s Compensation and Human Resources Committee, approved the 2007 compensation package for all non-employee members of the Company’s Board of Directors (the “Board”). The 2007 compensation package for non-employee directors, other than the Chairman of the Board, includes (i) an annual retainer of $65,000 which shall be payable in cash up to a maximum of $45,000 and/or shares of common stock of the Company; and (ii) an additional annual retainer of $15,000 for serving as a committee chair of the Audit Committee, $10,000 for serving as a committee chair of the Compensation and Human Resources Committee or Board Governance Committee and $6,000 for serving as a committee chair of the Pension and Risk Management, Acquisition or Public Policy Committees. Each non-employee director, other than the Chairman, will receive a fee of $1,500 for attending, in person, each meeting day of the Board of Directors, $1,200 for attending, in person, each Board committee meeting, $1,000 for participation in a telephonic meeting of the Board and $750 for participation in a telephonic meeting of a Board committee. In addition, each non-employee director, other than the Chairman, will receive a fee of $1,500 for each formal director education presentation (as defined by the Company’s Public Policy Committee) attended by such director. The Chairman’s compensation package is twice that of a non-employee director. In addition, the Chairman will be compensated $50,000 for attendance, in person or by telephone, at all Board committee meetings.